Exhibit 99.1
NEWS RELEASE

For Immediate Release
Investor Contact: Wendy Wilson 262-636-8434 w.wilson@na.modine.com
Media Contact: Lori Stafford 262-636-1001 l.stafford@na.modine.com

Modine Reports Record Fiscal 2007 First Quarter Sales of $430.4 Million and Net Earnings from Continuing Operations of $0.51 per Share

Racine, WI, July 19, 2006 - Modine Manufacturing Company (NYSE: MOD), a diversified global leader in thermal management technology and solutions, today reported net earnings of $0.51 per fully diluted share from continuing operations, for its fiscal 2007 first quarter ended June 26, 2006, compared with $0.60 per fully diluted share, in the first quarter of fiscal 2006. The company continues to benefit from strong volumes that have continued to improve sequentially over the past three years, especially in the truck and heavy-duty markets, partially offset by incrementally high commodity prices and continuing customer pricing pressures.

“We experienced a tough year over year comparison this quarter. Last year’s first quarter results were the strongest in the history of the company,” said David Rayburn, Modine President and Chief Executive Officer. “Despite continued high commodities pricing and some challenging market pricing conditions, we continue to report strong organic volumes, as we have over the past three years. We’re also now hedging approximately 30 percent of our aluminum needs. I’m convinced we’ve got the right strategy in place to recover from our margin challenges and grow this company for the long term. This is a transition year as we work to lower our selling, general and administrative costs, pass on commodity costs where we can, develop better sourcing from low cost countries, and work to reposition our global manufacturing footprint. Actions related to the repositioning of our manufacturing footprint will be announced as we finalize our plans.”

First Quarter Highlights
•	Earnings before interest, taxes, depreciation and amortization (EBITDA)* were $39.1 million in the fiscal first quarter, down 19 percent, from $48.3 million in the first quarter of fiscal 2006.
•	The costs associated with the company’s ongoing global repositioning efforts resulted in an approximate $2.1 million pre-tax charge in the quarter.
•	Modine reiterated its $300 million net new business trend, supported by several new business wins announced in the quarter.
o	A $45 million, 3 year, contract to supply exhaust gas recirculation (EGR) coolers to Volvo.
o	A $15 million, 3 year, program to supply EGR coolers to the MAN group.
o	A $35 million per year, 3 year, program to supply engine components to International Truck and Engine Corporation.
•
The company made solid progress with actions supporting its two to three year global competitiveness program intended to reduce costs, accelerate technology development, and accelerate market and geographic expansion, to stimulate growth and profits. It:

o
Completed the acquisition of the 50 percent of Radiadores Visconde Ltda. the company did not already own for $13.0 million, net of cash acquired and a note payable incurred, plus additional amounts subject to the achievement of performance goals. This is an $80 million business and the acquisition was accretive immediately. As a result of this acquisition, the company benefited from the use of net operating losses that were previously unavailable, resulting in a reduction of income tax expense totaling $3.6 million;

o
Announced the formation of a product-focused group to support the heating, ventilating, and air conditioning (HVAC) equipment needs of the truck and off-highway markets, and in conjunction with that change we announced the closure of our technology center in Harrodsburg, Kentucky ($0.1 million of expense recorded this quarter - total anticipated for fiscal 2007 of $1.1 million);

o
Announced an early retirement program for certain U.S. salaried employees ($0.4 million of expense recorded in the quarter - anticipate a range $1.0 million to $2.0 million for fiscal 2007) - incremental to the early retirement program offered to and accepted by employees at Modine’s Asan City, South Korean facility in late fiscal 2006 ; and,

o
Announced the closure of its Taiwan facility that manufactures heat pipes for the personal computer and laptop markets ($1.6 million of expense in the quarter - total of $2.5 million - $3.0 million for fiscal 2007).

First quarter sales from continuing operations reached a record $430.4 million, an 8.5 percent improvement from the $396.8 million in fiscal 2006. Excluding the impact of acquisitions and foreign currency exchange rate changes, underlying sales grew by $19.0 million, or 4.8 percent. Sales volumes were positively impacted by strength in the truck and heavy-duty and industrial markets, as well as acquired revenues from the company’s May 2005 acquisition of Airedale and the May 2006 acquisition of the remaining 50 percent of Radiadores Visconde it did not already own. Net earnings from continuing operations of $16.3 million declined from $20.7 million last year, primarily driven by a decrease in gross margins related to higher copper, aluminum, steel, resin and natural gas prices, and price pressure from customers, as well as an approximate $1.3 million after-tax global repositioning charge in the quarter.

Operating cash flow for the first quarter of fiscal 2007 was $8.3 million. The return on average capital employed (ROACE)** for the four quarters ended June 26, 2006 was 9.0 percent compared with 9.7 percent for the same period in fiscal 2006 and 9.7 percent at the end of fiscal 2006. Modine's stated ROACE target is 11.0-12.0 percent through a cycle.

First quarter fiscal 2007 selling, general and administrative (SG&A) expenses increased $4.5 million from fiscal 2006, but remained consistent as a percentage of sales. The increase in SG&A expenses is primarily related to an increase in expenditures necessary to support growing business volumes, including the recent acquisitions of Airedale and Radiadores Visconde, incremental stock-based compensation expense recognized under recently adopted accounting standards, and increases in professional fees and health care costs. The company has developed plans to reduce SG&A costs, without impacting its long term strategy, with a goal of reducing expenses by $20.0 million, or 10.0 percent on an annualized basis.

First Quarter Segment Data and Performance
First quarter sales for the Original Equipment - Americas segment increased $15.2 million, or 9.2 percent, to $180.1 million from $164.9 million one year ago, while operating income was $19.5 million versus $20.9 million. The truck and the heavy-duty and industrial businesses both reported solid revenue improvements, partially offset by a slight decline in North American automotive sales. Sales attributable to Radiadores Visconde also had an $8.0 million positive impact on quarterly sales results. Operating income in the truck business and the North American automotive business was down, due to continued pricing pressure, as well as the effect of higher raw material costs - in particular, copper -- on the heavy-duty and industrial business.

First quarter sales for the Original Equipment - Europe segment increased 5.1 percent to $147.2 million from $140.0 million one year ago, while operating income was $19.2 million versus $21.0 million last year. The heavy-duty business reported double-digit revenue and income improvements driven by strong volumes throughout Europe from the launch of new products. The automotive business showed strong sales growth that was more than offset by customer pricing pressures, higher commodity prices and the changing mix of products.

Sales for the Original Equipment - Asia segment in the first quarter decreased 3.3 percent to $55.9 million from $57.8 million one year ago, with an operating income of $1.0 million versus $2.6 million in 2006. The company is encouraged by potential new business programs despite short-term profitability challenges caused by soft domestic commercial vehicle build rates in Korea.

Sales for the Commercial Heating, Ventilating, Air Conditioning and Refrigeration (Commercial HVAC&R) segment in the first quarter increased 38.3 percent to $39.4 million from $28.5 million one year ago due primarily to the acquisition of Airedale in May of 2005. Operating income was $1.8 million versus $2.2 million in 2006, with the decrease driven by softer North American heating products sales (energy price related) that carry relatively higher margins and the fact that the Airedale product line generally has lower margins than our traditional heating products.

Sales for the Other segment in the first quarter were $9.4 million up from $6.8 million one year ago, with an operating loss of $5.0 million versus an operating loss of $4.1 million in 2006. The increase in the operating loss is primarily attributable to the approximately $1.6 million of closure costs recorded in the first quarter of 2006 related to the upcoming closure of the company’s Taiwan operation.

Balance Sheet and Cash Flow
Modine ended its fiscal 2007 first quarter with a solid balance sheet and significant liquidity. Operating cash flow was $8.3 million versus $22.3 million in the first quarter of fiscal 2006 due to increased working capital needs. During the quarter, we completed the acquisition of Radiadores Visconde for $13.0 million, net of cash acquired and a note payable incurred, funded capital expenditures of $18.1 million and paid a per-share dividend in the total amount of approximately $5.7 million. Total debt at the end of fiscal 2007 first quarter was up to $185.5 million compared with $157.8 million at the end of fiscal 2006. The total debt to capital (total debt plus shareholders’ equity) ratio increased to 26.3 percent compared with 23.8 percent at March 31, 2006. This increase in debt is due to the company’s acquisition of the remaining 50 percent of Radiadores Visconde it did not already own, and $8.7 million of share repurchases made during the quarter. Modine’s cash balance at the end of June 2006 was $14.3 million compared to $30.8 million at the end of the 2006 fiscal year as the company continues to manage its on-hand cash balances by investing in the business and providing returns to its shareholders.

Working capital of $149.7 million at the end of the fiscal 2007 first quarter was higher than the March 31, 2006 balance of $117.2 million, primarily due to assets capitalized in conjunction with the company’s acquisition of Radiadores Visconde and increased working capital needs.

Fiscal 2007 Outlook
“Fiscal 2007 has some challenges and many opportunities,” Mr. Rayburn said. “Sales volumes continue to be very strong, consistent with the trend over the past two years. We are encouraged that the year will have positive influences from new business wins and new technology platforms, and the accretive acquisition of Radiadores Visconde. We’ll also benefit from closing our Taiwan operation which has historically operated in a loss position. Our challenges include ongoing high raw material, energy and health care costs, and continued pressure from our original equipment customers for price-downs on our products. We remain focused on our strategies of developing new products and technologies, expanding into new markets and geographies and reducing our costs through the repositioning of our manufacturing footprint and SG&A cost reductions. These strategies and the actions we have planned will make us a more cost competitive, innovative and efficient technology provider to our customers and help build a larger backlog of business.”

Conference Call and Webcast
Modine will conduct a conference call on Thursday, July 20 at 11:00 a.m. EDT (10:00 a.m. CDT) to discuss additional details regarding the company’s performance for the fiscal 2007 first quarter. President and Chief Executive Officer, Dave Rayburn and Executive Vice President, Finance and Chief Financial Officer, Brad Richardson will host the call. Participants should call 800.662.5508 from the U.S. and Canada or 913.981.5568 Internationally to gain access to the conference call. A replay of the conference call will be available through August 3, 2006 by calling 719.457.0820 or 888.203.1112. Use confirmation code 4072819.

Additionally, an audio Webcast of the conference call, both live and as a replay, is accessible through the “Investor Relations” section of Modine’s Web site at www.modine.com. Listeners are encouraged to log on to the Webcast about 10 minutes before the start of the conference call.

Modine, with fiscal 2006 revenues of $1.6 billion, specializes in thermal management systems and components, bringing highly engineered heating and cooling technology and solutions to diversified global markets. Modine products are used in light, medium and heavy-duty vehicles, HVAC equipment, industrial equipment, refrigeration systems, fuel cells, and electronics. The company employs approximately 8,000 people at 34 facilities worldwide. For more information about Modine, visit www.modine.com.

Forward-Looking Statements

Statements made in this press release regarding future matters are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, including those regarding a positive impact from new business programs, accretive acquisitions, acceleration of technology, achievement of cost reductions, expansion into niche markets, refocus in global manufacturing footprint, increased cash flow and continued strong financial returns are based on Modine’s current expectations. Modine’s actual results, performance or achievements may differ materially from those expressed or implied in these statements because of certain risks and uncertainties, including international economic changes and challenges; market acceptance and demand for new products and technologies; the ability of Modine to integrate the acquired operations and employees in a timely and cost-effective manner; the ability of Modine, its customers and suppliers to achieve projected sales and production levels; unanticipated product or manufacturing difficulties; and other factors affecting the company’s business prospects discussed in filings made by the company, from time to time, with the SEC including the factors discussed in the “Cautionary Factors” section in Item 7 of the company’s most recent Annual Report on Form 10-K and its periodic reports on Form 10-Q. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Modine’s financial results, as reported herein, are preliminary and subject to possible adjustments. Modine does not assume any obligation to update any of these forward-looking statements.

*Management discussion concerning the use of the financial measures - Return on average capital employed and EBITDA

Return on average capital employed (ROACE) and earnings before interest, taxes, depreciation and amortization (EBITDA) are not measures derived under generally accepted accounting principles (GAAP) and should not be considered as a substitute for any measure derived in accordance with GAAP. Management believes these measures provide investors with helpful supplemental information about the company's performance, ability to provide an acceptable return on all the capital utilized by the company, and ability to fund growth. These measures may not be consistent with similar measures presented by other companies.

** Definition - Return on average capital employed (ROACE)

The sum of, net earnings and adding back after-tax interest (interest expense less the tax benefit at the total company effective tax rate), divided by the average, total debt plus shareholders' equity: this is a financial measure of the profit generated on the total capital invested in the company before any interest expenses payable to lenders, net of any tax effect.

Modine Manufacturing Company
Consolidated statements of earnings (unaudited)
	(In thousands, except per-share amounts)

	Three months ended June 26,
	2006	2005
Net sales	$430,393	$396,838
Cost of sales	354,297	316,566
Gross profit	76,096	80,272
Selling, general, & administrative expenses	55,062	50,553
Restructuring	850	-
Income from operations	20,184	29,719
Interest expense	(2,010)	(1,544)
Other income - net	1,509	2,671
Earnings from continuing operations before income taxes	19,683	30,846
Provision for income taxes	3,386	10,148
Earnings from continuing operations	16,297	20,698

Earnings from discontinued operations (net of income taxes)	-	53
Cumulative effect of accounting change (net of income taxes)	70	-
Net earnings	$16,367	$20,751

Earnings from continuing operations as a percent of net sales	3.8%	5.2%

Earnings per share of common stock -basic:
Continuing operations	$0.51	$0.60
Earnings from discontinued operations	-	-
Cumulative effect of accounting change	-	-
Net earnings -basic	$0.51	$0.60

Earnings per share of common stock -diluted:
Continuing operations	$0.51	$0.60
Earnings from discontinued operations	-	-
Cumulative effect of accounting change	-	-
Net earnings -diluted	$0.51	$0.60

Weighted average shares outstanding:
Basic	32,213	34,329
Diluted	32,346	34,631

Net cash provided by operating activities	$8,264	$22,253
Dividends paid per share	$0.1750	$0.1750

Comprehensive earnings, which represents net earnings adjusted by the post-tax change in foreign-currency translation, minimum pension liability and the effective portion of cash flow hedges recorded in shareholders'
equity, for the 3 month period ended June 26, 2006 and 2005, were $28,546 and $2,326, respectively.

Condensed consolidated balance sheets (unaudited)
(In thousands)
June 26, 2006		March 31, 2006
Assets
Cash and cash equivalents	$14,278	$30,798
Short term investments	2,295	-
Trade receivables - net	282,012	254,681
Inventories	120,206	90,227
Other current assets	44,228	36,489
Total current assets	463,019	412,195
Property, plant, and equipment - net	501,701	467,600
Other noncurrent assets	160,022	172,300
Total assets	$1,124,742	$1,052,095
Liabilities and shareholders' equity
Debt due within one year	$6,349	$6,108
Accounts payable	187,872	187,048
Other current liabilities	119,064	101,793
Total current liabilities	313,285	294,949
Long-term debt	179,125	151,706
Deferred income taxes	39,797	38,424
Other noncurrent liabilities	72,150	61,591
Total liabilities	604,357	546,670
Shareholders' equity	520,385	505,425
Total liabilities & shareholders' equity	$1,124,742	$1,052,095

Modine Manufacturing Company
Condensed consolidated statements of cash flows (unaudited)
			(In thousands)
Three months ended June 26,		2006	2005

Net earnings		$16,367	$20,751
Adjustments to reconcile net earnings with cash provided
by operating activities:
Depreciation and amortization		17,285	17,033
Other - net		56	3,020
		33,708	40,804

Net changes in operating assets and liabilities		(25,444)	(18,551)

Cash flows provided by operating activities		8,264	22,253

Cash flows from investing activities:
Expenditures for plant, property, & equipment		(18,081)	(11,656)
Acquisitions, net of cash		(12,950)	(37,193)
Investment in affiliates		-	-
Proceeds for dispositions of assets		18	21
Other- net		2	432
Net cash used for investing activities		(31,011)	(48,396)

Cash flows from financing activities:
Net increase in debt		22,753	42,000
Issuance of common stock, including treasury stock		-	1,387
Repurchase of common stock, treasury & retirement		(8,703)	(5,618)
Cash dividends paid		(5,687)	(6,081)
Other - net		(1,707)	7,370
Net cash provided by financing activities		6,656	39,058

Effect of exchange rate changes on cash		(429)	(2,508)

Net (decrease) / increase in cash and cash equivalents		(16,520)	10,407

Cash and cash equivalents at beginning of the period		30,798	55,091

Cash and cash equivalents at end of the period		$14,278	$65,498

Condensed segment operating results (unaudited)**
(In thousands)

Three months ended June 26,
	2006	2005
Sales:
Original Equipment-Americas	$180,136	$164,930
Original Equipment-Asia	55,933	57,827
Original Equipment-Europe	147,186	139,993
Commercial HVAC&R	39,359	28,456
Other	9,392	6,788
Segment sales	432,006	397,994
Corporate and Administrative	1,053	793
Eliminations	(2,666)	(1,949)
Total net sales	$430,393	$396,838

Operating income/(loss):
Original Equipment-Americas	$19,548	$20,926
Original Equipment-Asia	1,007	2,561
Original Equipment-Europe	19,188	21,015
Commercial HVAC&R	1,750	2,223
Other	(5,017)	(4,053)
Segment operating income	$36,476	$42,672

** In the current year, one month of the Brazilian acquisition results are included in the
Original Equipment-Americas segment. In the prior year, one month of the Airedale acquisition results are included in Commercial HVAC&R segment.

Modine Manufacturing Company
Return on average capital employed (unaudited)
	(Dollars in thousands)
Trailing four quarters ended June 26,	2006	2005

Net earnings	$56,421	$68,604
Plus interest expense net of tax benefit at total company effective tax rate	5,476	4,362
Net return	$61,897	$72,966

Divided by:
Average capital (debt + equity, last five quarter ends / divided by 5)	$686,257	$751,458

Return on average capital employed	9.0%	9.7%

Interest expense	$7,713	$6,639
Total company effective tax rate	29.0%	34.3%
Tax benefit	2,237	2,277
Interest expense, net of tax benefit	$5,476	$4,362

Earnings before interest, taxes, depreciation and amortization (EBITDA) (unaudited)
	(Dollars in thousands)
Three months ended June 26,
	2006	2005
Net earnings	$16,367	$20,751
Provision for income taxes (a)	3,431	10,148
Interest expense	2,010	1,544
Discontiued operations (b)	-	(53)
Depreciation and amortization (c)	17,285	15,928
EBITDA	$39,093	$48,318

(a) Provision for income taxes includes $45 of taxes related to the cumulative effect of accounting change in the current year
(b) The calculation of EBITDA excludes the results of discontinued operations for the periods presented
(c) Depreciation and amortization of $1,105 related to discontinued operations was excluded from the prior year